Exhibit 10.12

LEASE

By and Between

4C Realty, LLC

(“Landlord”)

and

Presidio Networked Solutions, Inc.

(“Tenant”)

LEASE

THIS LEASE is made this 17th day of September, 2014, by and between 4C Realty, Inc. (“Landlord”) with a mailing address of 6 Mallard Drive, Huntington, NY 11743 and Presidio Networked Solutions, Inc. (“Tenant”) with a mailing address of 12120 Sunset Hills Road, Suite 202, Reston, VA, 20190.

RECITALS:

Landlord, for and in consideration of the rents and all other charges and payments hereunder and of the covenants, agreements, terms, provisions and conditions to be kept and performed hereunder by Tenant, grants and conveys to Tenant, and Tenant hereby hires and takes from Landlord, a leasehold interest in the premises described below (the “Premises”), subject to all matters hereinafter set forth and upon and subject to the covenants, agreements, terms, provisions and conditions of this Lease for the term hereinafter stated.

NOW THEREFORE Landlord and Tenant hereby agree to the following:

1.	TERMS.

1.1 Premises. The “Premises” demised by this Lease are approximately 16,150 rentable square feet in the single story building located at 110 Parkway Drive South, Hauppauge, NY, 11788 (the “Building”), together with a nonexclusive right to use parking and other common areas. The location and dimensions of the Premises are shown on Exhibit A, attached hereto and incorporated herein by reference.

1.2 Tenant’s Share. “Tenant’s Share” shall mean a fraction, the numerator of which is the total rentable square footage of the Premises, and the denominator of which is the total rentable square footage of the Building. Tenant’s Share as of the date of execution of this Lease is eighty one percent (81%), (calculated as 16,150/20,000). Tenant’s Share shall be adjusted for changes in the total rentable square footage of the Premises and/or Building, including without limitation changes which may result from any condemnation or other taking of a portion of the Building.

1.3 Lease Term. The term of this Lease (the “Term” or “Lease Term”) shall commence on the Commencement Date, as defined in Section 1.4, and shall expire December 31, 2019 (the “Lease Expiration Date”)

1.4 Commencement Date. The “Commencement Date” shall be January 1, 2015 in a condition required pursuant to the terms of Exhibit B. Exhibit B includes a Landlord provided tenant improvement allowance of $15.00 per RSF, or $242,250.00.

1.5 Rent. The base rent payable by Tenant hereunder (“Base Rent”) is set forth in Section 1.5.1, below. In addition to the Base Rent, Tenant shall pay for its own electricity costs for HVAC, overhead lights and outlets. All other costs as outlined in the lease shall be paid by Landlord and included as part of the Base Rent, including, but not limited to: real estate taxes, water, sewer, repair and maintenance, capital repairs, insurance, trash removal and janitorial costs. Base Rent shall be payable monthly, in advance, on the first day of each calendar month of the Term, without prior notice, demand, deduction or offset.

1.5.1 The monthly payments of Base Rent for the Premises (which may be referred to herein as “Monthly Rent”) shall be as follows:

Months	Annual Base Rent Per Rentable Square Foot	Annual Base Rent	Monthly Base Rent
1-12	$18.50	$298,776.00	$24,898.00
13-24	$19.06	$307,740.00	$25,645.00
25-36	$19.63	$316,968.00	$26,414.00
37-48	$20.22	$326,484.00	$27,207.00
49-60	$20.82	$336,276.00	$28,023.00

1.6 Additional Rent. Any sum owed or reimbursable by Tenant to Landlord under this Lease (excluding monthly Base Rent) shall be considered “additional rent” hereunder.

1.7 Notice and Payment Addresses. The notice addresses of the parties are as follows:

If to Landlord:	4C Realty, LLC Attn: Christopher Cagnazzi 6 Mallard Drive Huntington, NY 11743

If to Tenant:	Paul D. Fletcher, CFO Presidio Networked Solutions, Inc. 12120 Sunset Hills Road, Suite 202 Reston, VA 20190

with a copy to:

Presidio Networked Solutions, Inc. Attn: Divisional CFO, Tri-State Area 110 Parkway Drive South Hauppauge, NY, 11788

Either party may, upon ten (10) days prior written notice to the other, designate a new address to which all notices hereunder shall be directed.

1.9 Rent Payment Address. Tenant shall send payments of Base Rent and additional rent hereunder to Landlord at the following address:

4C Realty, LLC Attn: Christopher Cagnazzi 6 Mallard Drive Huntington, NY 11743

Landlord may, upon ten (10) days prior written notice to Tenant, designate a new address to which all payments of Base Rent and additional rent hereunder shall be sent.

1.10 Lease Year. Each twelve (12) month period within the Lease Term shall be referred to herein as a “Lease Year.” The first Lease Year shall commence on the Commencement Date and terminate on the last day of the twelfth full calendar month after such Commencement Date. Each subsequent Lease Year shall commence on the date immediately following the last day of the preceding Lease Year and shall continue for a period of twelve (12) full calendar months, except that the last Lease Year of the Lease Term shall terminate on the date this Lease expires or is otherwise terminated.

1.11 Deed of Lease. To the extent required under applicable law to make this Lease legally effective, this Lease shall constitute a deed of lease.

2. PAYMENT OF RENT & ADDITIONAL RENT. Tenant shall pay Landlord the Rent due under this Lease in lawful money of the United States. Base shall be paid in advance on or before the first day of each month at the address noted in Section 1.9, or to such other party or at such other place as Landlord may hereafter from time to time designate in writing. Base Rent under this Lease for any partial month at the beginning of the Lease Term shall be prorated based on the Base Rent in effect for the first month in which Base Rent is payable hereunder. All other payments due under this Lease shall be paid no later than five (5) business days after the date Landlord provides Tenant with a written request for payment which sets forth the amount due. In the event of any dispute concerning the computation of the amount of any additional rent due, Tenant shall pay the amount specified by Landlord pending the resolution of the dispute, provided such payment shall be without prejudice to Tenant’s right to continue to challenge the disputed computation. In the event that Tenant successfully challenges the disputed computation, Landlord shall refund to Tenant the amount of any overpayment of such additional rent within thirty (30) days after the dispute is finally resolved.

3. SECURITY DEPOSIT. Landlord shall return the existing security deposit of $25,016.66.

4. USES; TENANT COVENANTS.

4.1 Permitted Use. The Premises are to be used for general office, administrative, light assembly and warehouse purposes only (the “Permitted Use”) and for no other business or purpose.

4.2 Other General Use Covenants.

4.2.1 Tenant shall not commit or allow to be committed any waste upon the Premises, nor any public or private nuisance nor any other act which disturbs the quiet enjoyment of any other tenant in the Building.

4.2.2 A. Tenant will, at its own cost, promptly comply with and carry out all Requirements (defined below) applicable to (i) the specific manner of Tenant’s occupation or use of the Premises, (ii) the conduct of Tenant’s business therein, or (iii) the construction of any improvements or alterations therein by (or at the request of) Tenant. The term “Requirements” shall mean all orders, requirements or conditions now or hereafter imposed upon Tenant by the ordinances, laws, rules, orders, and/or regulations (including without limitation all present and future laws, orders and regulations regarding recycling of trash and smoking in the workplace, and all building and life safety codes) of the state in which the Premises are located and the federal government and any other federal, state, or local governmental authority, or public or quasi-public authority, having jurisdiction over the Premises. Tenant, at Tenant’s cost, shall be responsible for ensuring that Tenant’s policies and business operations with respect to the Premises comply with the physical accessibility requirements of Title III of the Americans With Disabilities Act (such requirements, the “ADA”), and that all Alterations and Tenant Work complies with the ADA.

B. From and after the Commencement Date, and except to the extent non-compliance is caused by the affirmative acts or negligence of Tenant or Tenant’s Agents, Landlord shall be responsible, at Landlord’s sole expense (except as provided below), for compliance with all Requirements as they relate to the Building and the Property generally (but excluding such compliance as it relates to any specific Tenant Work, Tenant alterations and or installations by Tenant of Tenant’s fixtures, furniture and equipment, which shall be Tenant’s sole responsibility), and excluding any unusual requirements attributable to or derived from Tenant’s specific use of the Premises (as opposed to general ADA accessibility requirements applicable to general office use in a single story office building, which shall be Landlord’s responsibility).

4.2.3 Tenant shall observe such reasonable rules and regulations as may be adopted and made available to Tenant by Landlord from time to time for the safety, care and cleanliness of the Premises or the Building and for the preservation of good order therein. The initial rules and regulations for the Building are attached as Exhibit C hereto and made a part hereof by this reference (as the same may be amended in accordance herewith, the “Rules and Regulations”). Landlord shall have the right from time to time to make reasonable modifications to the Rules and Regulations upon not less than thirty (30) days prior notice to Tenant.

4.2.4 No act shall be done or knowingly permitted by Tenant, or its agents, employees and/or contractors, in or about the Premises that is unlawful or that will increase the existing rate of insurance on the Building. In the event the existing rate of insurance is increased because of any breach by Tenant of this covenant, Tenant shall pay to Landlord any and all fines, penalties, and/or increases in insurance premiums resulting from such breach.

5. ENVIRONMENTAL PROVISIONS; RECYCLING.

5.1 General. Tenant agrees to comply with any and all Environmental Laws (defined below) in connection with (1) Tenant’s use of the Premises, (2) any assignment, sublease or license of the Premises or any part thereof by Tenant, (3) any termination of this Lease and surrender of possession upon a default by Tenant hereunder, (4) any corporate reorganization, consolidation, recomposition or similar change in Tenant’s organization, (5) any acts, omissions and other activities of Tenant in or on the Building and the Land, and/or (6) any other fact or circumstance the existence and continuation of which imposes upon Tenant the obligation to comply therewith.

5.2 Tenant’s Warranties and Covenants. During the Term and any Renewal Term of this Lease, Tenant warrants, represents and covenants to and with Landlord as follows:

5.2.1 The Premises will not, as the result of any acts or omissions of Tenant, contain (A) asbestos in any form, (B) urea formaldehyde foam insulation, (C) transformers or other equipment which contain dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty (50) parts per million, or (D) any flammable explosives, radioactive materials, hazardous materials, hazardous wastes, hazardous, controlled or toxic substances, or any pollutant or contaminant, or related materials defined in or controlled pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Sections 9601 et seq.), the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801 et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. Sections 9601 et seq.), the Federal Water Pollution Control Act (33 U.S.C. Section 1251 et seq.), the Clean Air Act (42 U.S.C. Section 7401 et seq.), and in the regulations adopted and publications promulgated pursuant thereto, and any and all other federal, state and local laws, rules and regulations or orders pertaining to health, the environment and/or Hazardous Materials (collectively, “Environmental Laws”) (the substances described in (A), (B), (C) or (D) above being hereinafter collectively referred to as “Hazardous Materials”).

5.2.2 Except as specifically permitted by this Lease, the Premises will never be used by Tenant for any activities involving, directly or indirectly, the use, generation, treatment, transportation, storage or disposal of any Hazardous Materials.

5.2.3 Tenant (A) shall comply in the operation of its business, and in its use and occupancy of the Premises, with all Environmental Laws, (B) shall not store, utilize, generate, treat, transport or dispose of (or permit or acquiesce in the storage, utilization, generation, transportation, treatment or disposal of) any Hazardous Materials on or from the Premises, and (C) shall cause its employees, agents, contractors, assignees, sublessees, licensees and (while within the Premises) invitees and business visitors to comply with the representations, warranties and covenants herein contained. For all purposes of this Section 5, references to “Tenant” shall be deemed to include acts and omissions committed by Tenant and Tenant’s agents, employees, contractors, subcontractors, assignees, sublessees, licensees and, while within the Premises, invitees and business visitors.

5.2.4 In the event of any storage, presence, utilization, generation, transportation, treatment or disposal of Hazardous Materials by Tenant in, on or about the Premises, Building and/or Land, or in the event of any Hazardous Materials Release (as hereinafter defined) for which Tenant bears responsibility under the provisions of this Section 5, Tenant shall, at the direction of Landlord or any federal, state, or local authority or other governmental authority, remove or cause the removal of any such Hazardous Materials and rectify any such Hazardous Materials Release, and otherwise comply or cause compliance with the laws, rules, regulations or orders of such authority, all at the expense of Tenant, including without limitation, the undertaking and completion of all investigations, studies, sampling and testing and all remedial, removal and other actions necessary to clean up and remove all such Hazardous Materials, on, from or affecting the Premises.

5.2.5 Tenant hereby indemnifies and holds Landlord and each of its shareholders, subsidiaries, affiliates, officers, directors, partners, employees, agents and trustees, harmless from, against, for and in respect of, any and all actual damages, losses, settlement payments, obligations, liabilities, claims, actions or causes of actions, encumbrances, fines, penalties, and costs and expenses suffered, sustained, incurred or required to be paid by any such indemnified party (including, without limitation, reasonable fees and disbursements or attorneys, engineers, laboratories, contractors and consultants) because of, or arising out of or relating to (A) the violation by Tenant (or any of its agents, employees, contractors and, while within the Premises, invitees) of any of its representations, warranties and covenants under this Section 5, and (B) any Environmental Liabilities (as hereinbelow defined) in connection with the Premises for which Tenant is responsible under the terms of this Section 5 of the Lease. For purposes of this indemnification clause, “Environmental Liabilities” shall include all costs and liabilities with respect to the future presence, removal, utilization, generation, storage, transportation, disposal or treatment of any Hazardous Materials or any release, spill, leak, pumping, pouring, emitting, emptying, discharge, injection, escaping, leaching, dumping or disposing into the environment (air, land or water) of any Hazardous Materials (each a “Hazardous Materials Release”), including without limitation, cleanups, remedial and response actions, remedial investigations and feasibility studies, permits and licenses required by, or undertaken in order to comply with the requirements of, any federal, state or local law, regulation, or agency or court, any damages for injury to person, property or natural resources, claims of governmental agencies or third parties for cleanup costs and costs of removal, discharge, and satisfaction of all liens, encumbrances and restrictions on the Premises relating to the foregoing. The foregoing indemnification and the responsibilities of Tenant under this Section 5 shall survive the termination or expiration of this Lease. Tenant shall promptly notify Landlord in writing of the occurrence of any Hazardous

Materials Release or any pending or threatened regulatory actions known to Tenant, or any claims made by any governmental authority or third party, relating to any Hazardous Materials or Hazardous Materials Release on or from, the Premises and shall promptly furnish Landlord with copies of any correspondence or legal pleadings or documents in connection therewith. Landlord shall have the right, but shall not be obligated, to notify any governmental authority of any state of facts which may come to its attention with respect to any Hazardous Materials or Hazardous Materials Release on or from the Premises.

5.3 Landlord’s Warranties and Covenants.

Landlord hereby represents that, to the best of its knowledge, as of the date of this Lease, there are no hazardous substances or hazardous wastes located in the Premises which violate any Environmental Laws. Landlord shall indemnify, defend, and hold harmless Tenant from and against any and all liabilities, damages, claims, losses, judgments, causes of action, and reasonable costs and expenses (including the reasonable fees and expenses of counsel) that may be incurred by Tenant or threatened against Tenant, relating to or arising out of, hazardous substances or hazardous wastes that were located on the Property as of the Commencement Date, or were introduced onto the Property after the Commencement Date by the acts of Landlord or Landlord’s agents.

6. INTEREST ON UNPAID AMOUNTS. If any Base Rent or additional rent due from Tenant to Landlord is not paid within five (5) business days after the date due, such unpaid amount shall bear interest from the date originally due until the date paid at an annual rate of interest (the “Default Rate”) equal to the lesser of (a) the Prime Rate plus three percent (3%) or (b) the highest annual rate of interest permitted under applicable law. Landlord’s acceptance of such interest shall not constitute a waiver of Tenant’s default with respect to such overdue amount or estop Landlord from exercising any of the other rights and remedies granted hereunder. The term “Prime Rate” shall mean the “Prime Rate” of interest as published from time to time in the Wall Street Journal, or if not so published, then the “Prime Rate” as established from time to time by the bank in which Landlord maintains its bank accounts with respect to the Building.

7. REPAIRS AND MAINTENANCE.

7.1 Landlord’s Responsibilities. Landlord shall maintain or cause to be maintained, and after receiving notice or actual knowledge of the need for repair, shall repair and/or replace (as necessary) all Building Systems (as hereafter defined), Common Areas (as hereafter defined) and Structural Elements (as hereafter defined) at its sole cost and expense, provided that, to the extent any of such maintenance or repairs is rendered necessary by the negligence or willful misconduct of Tenant, its agents, customers, employees, independent contractors, guests or (while within the Premises) invitees, then Tenant shall be obligated to reimburse Landlord for all costs sustained by Landlord in connection therewith, which reimbursement shall be due no later than ten (10) days after Landlord’s written demand. For the purposes of this Section 7, “Building Systems” shall mean the mechanical, electrical, plumbing, elevator, sprinkler, and HVAC systems serving the Building and the Premises; “Common Areas” shall mean those areas of the Building which are available for the non-exclusive use of any tenant of the Building, including without limitation parking areas, lobbies, elevators, restrooms, stairs, corridors, janitor’s closets, and electrical and telephone closets; and “Structural Elements” shall mean the structural components of the Building’s base building improvements, including structural components which integrate with the interior tenant improvements within the Premises, including without limitation the roof, foundations, exterior structural walls and other load-bearing elements of the Building.

7.2 Tenant’s Responsibilities. Repairs to the interior of the Premises to the extent the same are rendered necessary by the negligence or willful misconduct of Tenant and its agents, employees and independent contractors

7.3 Notification Requirements. Landlord shall be under no obligation to inspect the Premises. Tenant shall promptly report in writing to Landlord any defective condition in the Premises actually known to Tenant which Landlord is required to repair, and failure to so report such defects shall excuse any delay by Landlord in commencing and completing such repair to the extent the same would otherwise be Landlord’s responsibility under this Lease.

7.4 Expenses. All expenses incurred by Landlord pursuant to this Section 7 (to the extent not payable directly by Tenant as above provided) will be included within “Operating Expenses” as defined in Section 9, below, except to the extent excluded under Section 9.6.

8. UTILITIES AND SERVICES PROVIDED BY TENANT AND LANDLORD.

8.1 Landlord shall provide access to electrical facilities as is reasonably necessary to provide for lighting and for the operation of normal and customary office machines, heating, ventilation and air-conditioning (“HVAC”) service. Tenant shall be responsible for the cost of all electricity and for separately contracting with the utility companies. Landlord shall be responsible for all other costs of operating the building, including, but not limited to: 1) hot and cold water to Premises, common area restrooms, 2) Janitorial services to the Premises and common areas to a level of service consistent with class A/B office space, 3) real estate taxes, 4) sewer, 5) repair and maintenance of Premises and common area, 6) capital repairs, 7) insurance, 8) trash removal, 9) HVAC maintenance, excluding the NOC, Data Center, Staging Facility and Warehouse, 10) landscaping. Landlord services shall be provided on all days except the following holidays: New Year’s Day, Martin Luther King, Jr. Day, President’s Day, Memorial Day, Independence Day, Labor Day, Columbus day, Veterans Day, Thanksgiving Day, the day after Thanksgiving, Christmas Day and any holiday designated as such by an Executive Order of the President of the United States or by Act of Congress, herein collectively referred to as (“Holidays”).

8.2 Additional HVAC Service. Tenant shall have the right to operate the HVAC system at such times as Tenant considers necessary or appropriate, and shall pay all utility expenses associated costs with such after-hours usage

8.3 Additional Provisions. Landlord shall not be liable to Tenant for any loss, injury or damage to property, or loss of income or other business loss, caused by or resulting from any variation, interruption, or failure of such services due to any cause whatsoever, or from failure to make any repairs or perform any maintenance. In addition, Landlord shall not be liable to Tenant for (a) any damage to the Premises, (b) any loss, damage or injury to any property therein or thereon, (c) any claims for the interruption of or loss to Tenant’s business or (d) for any indirect damages or consequential losses, to the extent occasioned by bursting, rupture, leakage or overflow of any plumbing or other pipes, other water leakage or flooding, or other similar causes in, above, upon or about the Premises or the Building. If any public utility or governmental body shall require Landlord or Tenant to restrict the consumption of any utility or reduce any service to the Premises or the Building, Landlord and Tenant shall comply with such requirements, without any abatement or reduction of the Base Rent, additional rent or other sums payable by Tenant hereunder. Notwithstanding the foregoing or anything else in this Lease, but subject to the provisions of Article 17, below, in the event that Tenant is prevented by the negligent or intentional act of Landlord from using, and does not use, the Premises or any portion thereof for three (3) consecutive business days or for ten (10) business days in any twelve (12) month period (the “Eligibility Period”) as a result of any interruption of utilities or services or access (including elevator access) or any repair, maintenance or alteration performed by Landlord after the Lease Commencement Date (other than repairs undertaken after a casualty pursuant hereto) which renders the Premises inaccessible or untenantable (the foregoing circumstances being referred to herein as “Suspension Events”), then all Base Rent and additional rent payable hereunder shall be reduced after expiration of the Eligibility Period for such time that Tenant continues to be prevented from using, and does not use, the Premises or a portion thereof, in the proportion that the rentable area of the portion of the Premises that Tenant is prevented from using, and does not use, bears to the total rentable area of the Premises; provided that, any interruption of utilities or services resulting from Tenant’s failure to timely pay for any electricity that is billed directly to Tenant by the electric utility shall not be deemed a Suspension Event and shall not entitle Tenant to any rent abatement hereunder. Landlord will in all events repair and restore any such interrupted services or utilities as soon as reasonably, practicable following the interruption thereof.

9. OPERATING EXPENSES. Deleted.

10. REAL ESTATE TAXES. Deleted.

11. ADDITIONAL PROVISIONS; OPERATING EXPENSES AND REAL ESTATE TAXES. Deleted.

12. TENANT’S INSURANCE.

12.1 Coverage Requirements. Tenant shall during the Term of this Lease, procure at its expense and keep in force the following insurance:

(i) Commercial general liability insurance against any and all claims for bodily injury and property damage occurring in or about the Premises, having a combined single limit of not less than One Million Dollars ($1,000,000) per occurrence with a Two Million Dollar ($2,000,000) aggregate limit and excess umbrella liability insurance in the amount of Two Million Dollars ($2,000,000), and naming the Landlord and Landlord’s managing agent as additional insureds. If Tenant has other locations that it owns or leases, the policy shall include an aggregate limit per location endorsement. Such liability insurance shall be primary and not contributing to any insurance available to Landlord and Landlord’s insurance shall be in excess thereto.

(ii) personal property insurance insuring all equipment, trade fixtures, inventory, fixtures and personal property located within the Premises for perils covered by the causes of loss — special form (all risk) and in addition, coverage for flood, earthquake and boiler and machinery (if applicable), which insurance shall be written on a replacement cost basis in an amount equal to one hundred percent (100%) of the full replacement value of the aggregate of the foregoing;

(iii) workers’ compensation insurance in accordance with statutory laws and employers’ liability insurance with a limit of not less than One Hundred Thousand Dollars ($100,000) per employee and Five Hundred Thousand Dollars ($500,000) per occurrence;

(iv) business interruption and/or loss of rental insurance in an amount equal to at least to the next twelve (12) months of the Base Rent payable by Tenant hereunder, and which shall not contain a deductible greater than an amount equal to seventy-two (72) hours of the Base Rent in effect at such time (or an equivalent amount expressed in dollars), and which shall name Landlord as an additional insured; and

(v) such other insurance as may reasonably and customarily be required by Landlord’s beneficiaries or mortgagees of any deed of trust or mortgage encumbering the Premises, consistent with the insurance requirements imposed upon other similar tenants in leases of other first class office buildings in the area in which the Building is located, provided this provision shall never be invoked more than once every three (3) years in order to change the insurance required of Tenant hereunder.

The policies required to be maintained by Tenant shall be with companies rated A or better in the most current issue of A. M. Best’s Insurance Reports, and licensed to do business in the state in which the Premises are located and domiciled in the USA. Except as provided above, any deductible amounts under any insurance policies required hereunder shall not exceed One Thousand Dollars ($1,000). Evidence of insurance (certificates and copies of the policies may be required) shall be delivered to Landlord prior to the Commencement Date. Each policy of insurance shall provide notification to Landlord at least thirty (30) days prior to any cancellation or modification. Tenant shall have the right to provide insurance coverage which it is obligated to carry pursuant to the terms hereof in a blanket policy, provided such blanket policy expressly affords coverage to the Premises and to Landlord as required by this Lease.

12.2 Self-Insurance. The foregoing notwithstanding, provided Tenant has and maintains a minimum net worth (i.e., tangible assets in excess of liabilities) of One Hundred Million Dollars ($100,000,000.00) or more, Tenant shall have the right to self-insure its coverages under Section 12.1, above (other than any statutorily required workers compensation insurance), provided (i) such self-insurance shall be deemed to be the functional equivalent of third party insurance, including without limitation, for purposes of Article 17 hereof, and (ii) Tenant shall provide to Landlord with reasonable evidence, at a minimum consistent with the evidence of Tenant’s net worth provided as of the inception date of this Lease, of its satisfaction of the foregoing minimum net worth requirement as a precondition to such self-insurance (provided that Tenant’s financial statements as filed with the SEC under any annual report or quarterly report filed by Tenant with the SEC shall constitute definitive evidence of Tenant’s net worth for purposes of this provision).

13. LANDLORD’S INSURANCE.

13.1 Generally. At all times during the Lease Term, Throughout the Lease Term, Landlord shall insure the Building against loss due to fire and other casualties in the form of one hundred percent (100%) replacement value insurance, covering the Building and all leasehold improvements therein (i.e., the improvements originally constructed as of the Rent Commencement Date), under all-risk extended coverage insurance policies that also include boiler and machinery coverage, and coverage for earthquake, flood, terrorism (and any other reasonable and customary coverages required by Landlord’s lender which are consistent with other similar class office buildings in the Hauppauge area). Throughout the Lease Term, Landlord shall obtain and maintain commercial general liability insurance in a company or companies licensed to do business in the State in which the Premises is located, with an A.M Best rating of A or higher. Such insurance shall be in minimum amounts of Two Million Dollars ($2,000,000) per occurrence plus a general aggregate of Five Million Dollars ($5,000,000) for injury to persons and damage to property and shall be for a minimum term of one (1) year. Landlord and Tenant may re-evaluate such minimum amount at the expiration of every third (3rd) Lease Year and such minimum amounts may be adjusted as appropriate to be consistent with other similar class office buildings in the Hauppauge area, provided, however, in no event shall such minimum amounts be adjusted downward without the approval of the holder of any then applicable mortgagee of

Landlord. Throughout the Lease Term, Landlord shall also obtain and maintain a policy of insurance protecting Landlord from loss of rents and other charges during the period while the Premises are untenantable due to fire or other insured casualty. Landlord’s commercial general liability insurance policy shall name Tenant as an additional insured.

13.2 Additional Provisions. Receipts or certificates evidencing payment of the premiums for such insurance shall be delivered by Landlord to Tenant if requested by Tenant. Landlord’s casualty insurance policy shall contain an endorsement prohibiting cancellation or reduction of coverage without first giving Tenant at least thirty (30) days’ prior written notice of such proposed action. Tenant acknowledges and agrees that all premiums for insurance obtained by Landlord pursuant to Section 13.1 shall be included within “Operating Expenses,” as such term is defined in Section 9.5, above.

14. DAMAGE OR DESTRUCTION.

14.1 Generally. If the Premises shall be destroyed or rendered untenantable, either wholly or in part, by fire or other casualty, then unless Landlord has and exercises the right to terminate this Lease as and to the extent hereafter provided, and subject to Section 14.2, below, this Lease shall continue in full force and effect, and Landlord shall, promptly after adjusting the insurance claim and obtaining governmental approvals for reconstruction, commence and diligently prosecute to completion the restoration of the Premises to their condition immediately prior to such casualty, subject to Section 14.4 below and subject to Force Majeure (as defined in Section 47.8, below) or delay caused by Tenant. Pending substantial completion of such restoration, the Base Rent shall be abated in the same proportion as the untenantable portion of the Premises bears to the whole thereof. The provisions of this Section 14.1 are in lieu of any statutory termination provisions allowable in the event of casualty damage. Other than rental abatement as and to the extent provided in Section 14.1, no damages, compensation or claim shall be payable by Landlord for inconvenience or loss of business arising from interruption of business, repair or restoration of the Building or the Premises.

14.2 Limited Right of Termination by Landlord due to Casualty. If the Building shall be materially destroyed or damaged to such an extent that the restoration of the Building is, in Landlord’s reasonable judgment, not economical or feasible under then present market conditions (and not because of Landlord’s dissatisfaction with the rental rate provided for in this Lease at such time), then Landlord may, at its election, terminate this Lease by notice in writing to Tenant delivered within thirty (30) days after the date of the casualty, provided (i) Landlord must, as a condition precedent to the effectiveness of any such termination, terminate all other leases in the Building and as a condition subsequent to such termination, demolish all damaged portions of the Building to a safe and sightly condition, and (ii) Landlord shall not restore or reconstruct the Building (or any damaged portions thereof) for at least three (3) years following the date of such notice of termination. Any timely notice of termination pursuant to this Section 14.2 shall be effective thirty (30) days after receipt thereof by Tenant.

14.3 Limited Right of Termination by Tenant due to Casualty. If Landlord does not have the right to terminate the Lease under the provisions of Section 14.2, above, or Section 14.4, below, then the following provisions shall apply:

14.3.1 Landlord shall, within thirty (30) days after the date of such casualty, provide Tenant with Landlord’s good faith written estimate, derived from the review of the damage by an architect and/or contractor reasonably acceptable to both Landlord and Tenant (the “Estimate”) of how long it will take to repair or restore the damaged portions of the Premises and/or Building. If the portion of the Premises which is rendered unusable by such casualty exceeds twenty percent (20%) of the total square footage thereof, and the Estimate provides that it will require in excess of one-hundred eighty (180) days after the date of the casualty to fully repair or restore the Premises and/or Building (as applicable) in accordance herewith, then, within thirty (30) days after Landlord delivers Tenant the Estimate, Tenant shall have the right to terminate this Lease by written notice to Landlord, which termination shall be effective as of the date of such notice of termination, and all liabilities and obligations of Landlord and Tenant thereafter accruing shall terminate and be of no legal force and effect except as otherwise specifically set forth herein.

14.3.2 If neither party elects to terminate the Lease as and when provided pursuant to this Article 14, Landlord will use all reasonable and diligent efforts to commence and complete its restoration of the Premises promptly, and in the event Landlord does not complete such restoration within one hundred eighty (180) days after the date of the casualty (or such longer period as was referenced in the Estimate accepted by Tenant, if applicable), as such period may be extended due to Force Majeure (not to exceed 60 days in the aggregate) or due to any delays in the completion thereof caused by the interference or other acts or omissions of Tenant or Tenant’s agents, employees and contractors, then at any time after the expiration of such period and prior to the date Landlord completes its restoration of the Premises, Tenant shall again have the right to terminate this Lease upon thirty (30) days prior written notice to Landlord; provided, however, that if Landlord substantially completes such restoration prior to the end of the thirty (30) day notice period, Tenant’s notice of termination shall be deemed rescinded and ineffective for all purposes, and this Lease shall continue in full force and effect.

14.4 End of Term Casualty. Notwithstanding anything to the contrary contained herein, in the event the Premises are damaged during the last two (2) years of the Term to an extent that the repairs would exceed $500,000 in the aggregate, or the period of time reasonably projected by Landlord for restoration of the damage (taking into account the time necessary to effectuate a satisfactory settlement with any insurance company involved) exceeds one-fourth (1/4) of the time remaining in the Term as of the date of the damage, then Landlord and Tenant shall each have the right to terminate this Lease by written notice delivered to the other party within fifteen (15) days after Landlord notifies Tenant in writing of the estimated cost and projected restoration period; provided, however, that if (i) Landlord exercises its right of termination under this Section 14.4, and (ii) at such time, Tenant has a right to renew or extend the Lease Term pursuant to any provision hereof that Tenant has not yet exercised, and (iii) Tenant notifies Landlord in writing, within fifteen (15) days following the delivery of a termination notice from Landlord under this Section 14.4 that Tenant is exercising such renewal option, then Landlord’s termination notice shall be deemed nullified and this Lease shall continue in full force and effect through the remainder of the Lease Term (as thus renewed).

14.5 Repairs. Landlord’s repair obligations, if any, shall be limited to restoration of improvements which are covered by the insurance policies required to be maintained by Landlord hereunder. Tenant acknowledges that any such repairs or restorations shall be subject to applicable laws and governmental requirements, the requirements of Landlord’s mortgagee (if any), and to reasonable delays in the process of adjusting any insurance claim associated therewith.

15. MACHINES AND EQUIPMENT; ALTERATIONS AND ADDITIONS: REMOVAL OF FIXTURES.

15.1 Floor Load, and Excessive Noise, Vibration, and Electrical Usage. Tenant shall not, without Landlord’s prior written consent, place a load upon the floor of the Premises which exceeds the maximum live load per square foot which the Building was designed to accommodate, as reasonably determined by Landlord. Business machines, mechanical equipment and materials belonging to Tenant which cause vibration, noise, cold, heat or fumes that may be transmitted to the Building or to any other leased space therein to such a degree as to be objectionable to Landlord or to any other tenant in the Building shall be placed, maintained, isolated, stored and/or vented by Tenant (at its expense) so as to absorb and prevent such vibration, noise, cold, heat or fumes. Landlord shall not be required to supply electrical service for equipment that consumes extraordinarily large amounts of electricity, and Tenant will not install or operate in the Premises any electrical or other equipment whose electrical energy consumption exceeds that of normal office use, without first obtaining the prior consent in writing of Landlord, who may condition such consent upon the payment by Tenant of additional rent to compensate (at cost) for excess consumption of water, increases to the capacity of Building Systems, and other similar requirements, but which consent will not otherwise be unreasonably withheld, conditioned or delayed.

15.2 Alterations. All other alterations, additions and improvements proposed to be made to the Premises by Tenant (hereinafter, “Alterations”) shall be subject to Landlord’s prior written approval, which consent may not be unreasonably withheld, conditioned or delayed. To the extent Landlord approves an Alteration, the following provisions shall apply: Such Alterations shall be made (1) at Tenant’s sole expense, (2) according to plans and specifications approved in writing by Landlord (3) in compliance with all applicable laws, codes and legal requirements, including the requirements of the Americans with Disabilities Act (“ADA”), (4) by a licensed contractor reasonably approved by Landlord, which contractor carries insurance in amounts and types reasonably approved by Landlord (and naming Landlord as an additional insured), (5) on a lien-free basis, and (6) in a good and workmanlike manner conforming in quality and design with the Premises existing as of the Commencement Date. In the performance of Alterations in accordance with this Lease, Tenant shall cause its contractor to use reasonable and diligent efforts not to interfere with ongoing operations in the Building, to keep all construction areas clean and free of trash and debris and otherwise to comply with any other reasonable rules and regulations established by Landlord with regard to construction activities within the Building. All Alterations (including without limitation cosmetic alterations) made by Tenant shall at once become a part of the realty and shall be surrendered with the Premises.

16. ACCESS.

16.1 Generally. Subject to the requirements and restrictions set forth herein, Tenant shall permit Landlord and the authorized representatives of Landlord and of any mortgagee or any prospective mortgagee to enter the Premises at all reasonable times for the purpose of (i) inspecting the Premises, (ii) making any necessary repairs to the Premises or to the Building, and (iii) and, during the last nine (9) months of the Term, to enter upon and to exhibit the Premises to any prospective tenant. In exercising any and all rights of entry under this Section 16, (1) Landlord shall use all reasonable and diligent efforts to minimize any disruption to Tenant’s business, and (2) Landlord shall coordinate any entry into the Premises with Tenant’s facilities supervisor at least one (1) business day in advance (except in cases of Emergency) or as necessary to respond to an Abatement Event), and shall be accompanied by a representative of Tenant for security purposes upon Landlord’s entry to the Premises (other than in cases of Emergency) unless Tenant fails or declines to make available a representative for such purposes. Tenant shall supply Landlord with telephone numbers for Tenant’s facilities supervisor so that Landlord will be able to comply with established security procedures to the extent feasible under the circumstances in the event Landlord requires immediate access to the Premises to cure any Emergency situation.

17. MUTUAL WAIVER OF CLAIMS AND SUBROGATION.

17.1 Tenant. Notwithstanding anything to the contrary in this Lease, whether the loss or damage is due to the negligence of Landlord or Landlord’s agents or employees, or any other cause, Tenant hereby releases Landlord and Landlord’s agents and employees from responsibility for and waives its entire claim of recovery for (i) any and all loss or damage to the personal property of Tenant located in the Building, including, without limitation, the Building itself and such property as may be attached to the Building itself, arising out of any of the perils which are covered by Tenant’s property insurance policy, with extended coverage endorsements which Tenant is required to obtain under this Lease, whether or not actually obtained, or (ii) loss resulting from business interruption or loss of rental income, at the Premises, arising out of any of the perils which may be covered by the business interruption or by the loss of rental income insurance policy held by Tenant.

17.2 Landlord. Notwithstanding anything to the contrary in this Lease, whether the loss or damage is due to the negligence of Tenant or Tenant’s agents or employees, or any other cause, Landlord hereby releases Tenant and Tenant’s agents and employees from responsibility for and waives its entire claim of recovery for (i) any and all loss or damage to the personal property of Landlord located in the Building, including, without limitation, the Building itself and such property as may be attached to the Building itself, arising out of any of the perils which are covered by Landlord’s property insurance policy which Landlord is required to obtain under this Lease, whether or not actually obtained, or (ii) loss resulting from loss of rental income, arising out of any of the perils which may be covered by any loss of rental income insurance policy held by Landlord.

17.3 Carriers. Landlord and Tenant shall each cause its respective insurance carrier(s) to consent to such waiver of all rights of subrogation against the other, and to issue an endorsement to all policies of insurance obtained by such party confirming that the foregoing release and waiver will not invalidate such policies.

18. INDEMNIFICATION.

18.1 Tenant’s Indemnity. Subject to Section 17.2, above, Tenant shall indemnify and hold harmless Landlord, and each of its shareholders, subsidiaries, affiliates, officers, directors, partners, contractors, subcontractors, employees, agents and trustees, and any receiver, trustee or other fiduciary appointed for the Building, from and against any and all third party liabilities, judgments, demands, causes of action, claims, losses, damages, costs and expenses, including reasonable attorneys’ fees and costs, asserted against Landlord by third parties or sustained in connection with any third party claims for injury or death to persons or damage to property against Landlord, by third parties and arising out of the use, occupancy, conduct, or operation of the Premises by, or (whether or not within the Premises), the willful misconduct or negligence of, Tenant, its officers, contractors, licensees, agents, servants, employees, or (while within the Premises) its guests or invitees, or caused by any failure of Tenant to comply with the terms of this Lease. This indemnification shall survive termination of this Lease. This provision shall not be construed to make Tenant responsible for loss, damage, liability or expense resulting from injuries or death to third parties or to the property of third parties to the extent caused by the negligence or willful misconduct of Landlord, or its officers, contractors, licensees, agents, employees or invitees.

18.2 Landlord’s Indemnity. Subject to Section 17.1, above, Landlord shall indemnify and hold harmless Tenant, its agents, employees, officers, directors, partners and shareholders from and against any and all third party liabilities, judgments, demands, causes of action, claims, losses, damages, costs and expenses, including reasonable attorneys’ fees and costs, asserted against Tenant by third parties or sustained by Tenant in connection with any third party claims for injury or death to persons or damage to property, and arising out of the use, occupancy, conduct, operation, or management of the Common Areas by, or the willful misconduct or negligence of, Landlord, its officers, contractors, licensees, agents, servants, or employees, or caused by any failure of Landlord to comply with the terms of this Lease. This indemnification shall survive termination of this Lease. This provision shall not be construed to make Landlord responsible for loss, damage, liability or expense resulting from injuries or death to third parties or to the property of third parties to the extent caused by the negligence or willful misconduct of Tenant, or its officers, contractors, licensees, agents, employees or invitees, or by the acts or omission of any other tenants or occupants of the Building.

19. ASSIGNMENT AND SUBLETTING.

19.1 Tenant shall not assign this Lease and shall not let or sublet the whole or any portion of the Premises without the written consent of Landlord, which consent shall not be unreasonably withheld, conditioned, or delayed. For the purpose of this Lease, any sale or transfer of Tenant’s capital stock, redemption or issuance of additional stock of any class shall not be deemed an assignment, subletting or any other transfer of this Lease or the Premises.

19.2 Notwithstanding Section 19.1 to the contrary, Tenant may, without Landlord’s consent, sublet all or any portion of the Premises or assign this Lease, to any one or more of the following (each, a “Permitted Transfer”): (a) a parent, subsidiary, affiliate, division or other entity controlling, controlled by or under common control with Tenant; (b) a successor entity related to Tenant by merger, consolidation, reorganization or government action; and/or (c) any successor entity that acquires all or substantially all of the assets of Tenant, or a controlling interest in the stock of Tenant.

19.3 After any assignment or sublease, (i) an assignee shall be bound by, and subject to, all terms, covenants and conditions set forth herein, (ii) a sublessee shall be bound by, and subject to, all terms, covenants and conditions set forth herein to the extent applicable to the subleased premises, and (iii) Tenant shall remain fully liable for the financial performance of all of the obligations of “Tenant” under this Lease. Landlord shall not be entitled to any consideration in connection with any assignment or sublet. If Landlord’s consent is required for an assignment or sublease, then Landlord’s consent shall be deemed to have been given unless Landlord notifies Tenant in writing of the reasons for Landlord’s disapproval within fourteen (14) days of receipt of the request for approval accompanied by reasonable information concerning the proposed assignment or sublease.

19.4 After an assignment of the Lease, Tenant shall be secondarily liable only for performance of monetary covenants under this Lease following any assignment or sublease of the entire Premises, except that, in the case of a Permitted Transfer described in Section 19.2, and or a sublease of less than the entire Premises, Tenant (or the surviving entity in any merger to which Tenant is a party, if applicable) shall remain primarily liable for all covenants under this Lease; provided further, however, that Tenant’s obligations may not be enlarged or extended by any act of any assignee or subtenant or agreement between Landlord and such assignee or subtenant that is not expressly consented to by Tenant in writing. With respect to any default occurring under this Lease after any assignment of Tenant’s interest herein, the assignor shall have no liability under this Lease until it has been provided with a written notice describing the default in reasonable detail and a period in which to cure such default. The assignor’s cure period shall not be less than the applicable period set forth in the Lease, and shall commence (with respect to the assignor) on the date the assignor receives such default notice.

19.5 Except for Permitted Transfers, as to which this Section 19.5 shall not apply, in the event of any assignment or sublease hereunder, Tenant shall pay to Landlord, as additional rent due under this Lease, fifty percent (50%) of all Net Profit associated with such assignment or sublease. For purposes hereof, the term “Net Profit” shall (i) in the case of an assignment, equal the total sum received by Tenant in consideration of such assignment less the amount of

“Transaction Expenses” (as hereafter defined) associated therewith, and (ii) in the case of a sublease, equal the amount, if any, by which the rent, any additional rent and any other sums payable by the subtenant to Tenant under such sublease (subject, however, to the penultimate sentence of this Section 19.5), exceeds that portion of the Base Rent plus additional rent payable by Tenant hereunder with respect to the portion of the Premises which is the subject of such sublease, calculated after Tenant has recovered in full its Transaction Expenses from such net amount. The term “Transaction Expenses” shall mean all reasonable and actual expenses incurred by Tenant in procuring such assignment or sublease, including broker fees and legal fees (if any) paid by Tenant, any improvements which Tenant makes to the applicable portion of the Premises at Tenant’s expense in connection with such assignment or sublease, any leasing concessions paid by Tenant as part of such transaction, any buy-out of the assignee’s or sublessee’s existing lease paid for by Tenant as a part of such transaction, and the cost of any downtime reasonably allocable to the portion of the Premises being subleased. In calculating Net Profit in an assignment or sublease transaction where a portion of the consideration being paid to Tenant is being paid other than in respect of the leasehold interest being conveyed as part of such assignment or sublease (for example, being paid for furniture or equipment being obtained as part of such transaction, or for services being provided by Tenant on an ongoing basis to a subtenant, such as telephone services, photocopying services, secretarial services and the like), the parties shall disregard such other consideration to the extent such other consideration bears a reasonable relationship to the cost incurred by Tenant to provide such other items and is not intended to be disguised subrents or assignment fees. The foregoing payments shall be made within ten (10) business days after Tenant receives the applicable consideration from the assignee or subtenant.

20. ADVERTISING.

20.1 Tenant shall be permitted (at Tenant’s expense, and subject to Landlord’s reasonable consent) to install a standard suite entry sign, and (if applicable) directory identification panels on that portion of the Building’s lobby directory located in the main lobby of the Building (if any), commensurate with the relative square footage of the Premises as compared to the square footage of the Building as a whole, and such other signs or other advertising materials in, on or about the Premises as are permitted by law; provided that Tenant obtains Landlord’s consent (a) as to the method of attaching signs that will be permanently attached to the exterior of the Building; and (b) for the location of the exterior signage and design of the monument panels. Landlord shall not unreasonably withhold, condition or delay such consent. To the extent Landlord’s consent is required, Tenant shall submit plans and specifications for its signage to Landlord for approval prior to submitting the plans and specifications to the local authorities for permitting (if applicable). Landlord shall be deemed to have consented to such proposed Exterior Signage and awnings unless Landlord notifies Tenant in writing of its specific objections within ten (10) days of receiving such proposal. All exterior signage shall be in compliance with all applicable laws, regulations and rules. Notwithstanding anything contained herein to the contrary, Landlord hereby consents to, and Tenant shall be permitted to install, Tenant’s then-current trademarked name(s), colors, letters, font and logo. Notwithstanding anything contained herein to the contrary, Tenant shall not be required to obtain Landlord’s consent for any promotional or advertising signs or displays within the interior of the Premises. Landlord shall not allow any signage other than Tenant’s to be erected on the exterior walls of the Premises or on the roof above the Premises.

21. DEFAULT.

21.1 Default. The occurrence of any of the following shall constitute a “Default” under this Lease:

21.1.1 If Tenant fails or breaches its obligation to pay Rent on the date such payment is due, and such failure or breach continues for five (5) Business Days after the date Landlord provides to Tenant a written notice of nonpayment thereof.

21.1.2 Except as provided in Sections 21.1.3 and Section 21.1.4, below (as to which the notice and cure rights set forth herein shall be inapplicable), if Tenant breaches or fails to perform any term, covenant or condition of this Lease (except those relating to the payment of Rent, which shall be governed by Section 21.1.1, above), and such breach or failure continues for fifteen (15) days after written notice from Landlord identifying the breach or failure with reasonable specificity; provided, however, that where such breach or failure is curable, but cannot reasonably be cured within the aforesaid fifteen (15) day period, it shall not constitute a Default if Tenant commences to cure such breach or perform such obligation (as the case may be) promptly after its receipt of such written notice from Landlord (and in all events within the referenced fifteen (15) day period, and diligently thereafter prosecutes such cure or performance to completion (provided that any extension of the cure period under this sentence shall not exceed a maximum of ninety (90) days in the aggregate).

21.1.3 If Tenant or any guarantor of this Lease shall (i) make an Transfer for the benefit of creditors, (ii) acquiesce in a petition in any court in any bankruptcy, reorganization, composition, extension or insolvency proceedings, (iii) seek, consent to or acquiesce in the appointment of any trustee, receiver or liquidator of Tenant or of any guarantor of this Lease and of all or any part of Tenant’s or such guarantor’s property, (iv) file a petition seeking an order for relief under the Title 11 of the United States Code, as now or hereafter amended or supplemented (the “Bankruptcy Code”), or by filing any petition under any other present or future federal, state or other statute or law for the same or similar relief, or (v) fail to win the dismissal, discontinuation or vacating of any involuntary bankruptcy proceeding filed under the Bankruptcy Code, or under any other present or future federal, state or other statute or law for the same or similar relief, within sixty (60) days after such proceeding is initiated.

21.1.4 If any other event, breach or failure to perform an obligation of the Tenant under this Lease shall occur which, under the applicable provision of this Lease, is deemed to constitute a “Default” either without further notice or opportunity to cure, or upon notice and expiration of a cure period that is different than that set forth in Section 21.1.2, above.

21.2 Remedies. Upon a Default, Landlord shall have the following remedies, in addition to all other rights and remedies provided by law or otherwise provided in this Lease, any one or more of which Landlord may resort to cumulatively, consecutively, or in the alternative:

21.2.1 Landlord may continue this Lease in full force and effect, and this Lease shall continue in full force and effect as long as Landlord does not terminate this Lease, and, in such event, Landlord shall have the right to collect Rent when due.

21.2.2 Landlord may terminate this Lease, or may terminate Tenant’s right to possession of the Premises, at any time thereafter upon written notice to Tenant to such effect, in which event (i) such termination shall be immediately effective, but Tenant shall be granted a period of five (5) business days to surrender possession of the Premises in accordance with this Lease, and (ii) Landlord may (but shall not be obligated to) relet the Premises or any part thereof. Upon the giving of a notice of the termination of this Lease, this Lease (and all of Tenant’s rights hereunder) shall immediately terminate, subject to the remaining provisions of this Section 21 concerning the survival of certain obligations of Tenant hereunder. Upon the giving of a notice of the termination of Tenant’s right of possession, but not of this Lease, all of Tenant’s rights in and to possession of the Premises shall terminate but this Lease shall continue subject to the effect of this Section 21. Any termination of this Lease or of Tenant’s right to possession under this Section 21 shall not release Tenant from the payment of any sum then due Landlord or from any claim for damages or Rent provided for herein, whether accruing prior to or after the date of such termination, all of which shall expressly survive such termination. Immediately upon either such termination, Tenant shall surrender and vacate the Premises in the condition required by Section 23, and Landlord may thereupon re-enter and take possession of the Premises and all the remaining improvements or property and eject Tenant or any of the Tenant’s subtenants, assignees or other person or persons claiming any right under or through Tenant or eject some and not others or eject none. This Lease may also be terminated by a judgment specifically providing for termination. No act by Landlord other than giving written notice to Tenant shall terminate this Lease.

21.2.3 Upon any termination or of Tenant’s right of possession, Tenant shall immediately become liable to Landlord for all costs Landlord incurs in attempting to relet the Premises or any part thereof, including, without limitation, broker’s commissions, expenses of cleaning and redecorating the Premises required by the reletting and like costs, provided that nothing set forth in this Section 21.1.3 shall be construed to impose upon Landlord any obligation to relet the Premises or to mitigate its damages hereunder, except to the extent expressly required under applicable law. If Landlord does elect to relet the Premises (or any portion thereof), such reletting may be for a period shorter or longer than the remaining Lease Term, and upon such terms and conditions as Landlord deems appropriate, in its sole and absolute discretion, and Tenant shall have no interest in any sums collected by Landlord in connection with such reletting except to the extent expressly set forth herein. Upon any termination or of Tenant’s right of possession, Tenant shall immediately become liable to Landlord for all costs Landlord incurs in attempting to relet the Premises or any part thereof, including, without limitation, broker’s commissions, expenses of cleaning and redecorating the Premises required by the reletting and like costs. In the event of termination of this Lease or repossession of the Premises after a Default, and provided Tenant has cooperated with Landlord in surrendering possession of the Premises as required herein after such termination or repossession, Landlord agrees to use commercially reasonable efforts to mitigate its damages hereunder, provided that (i) Landlord shall not be obligated to show preference for reletting the Premises over any other vacant space in the Building; (ii) Landlord shall have the right to divide the Premises, or to consolidate portions of the Premises with other spaces, in order to facilitate such reletting, as Landlord deems appropriate, (iii) Landlord shall not have any obligation to use efforts other than commercially reasonable efforts under the circumstances to collect rental after any such reletting, (iv) Landlord may relet the whole or any portion of the Premises for any period, to any tenant, and for any use and purpose, and upon such terms as it deems appropriate, and may grant any rental or other lease concessions as it reasonably deems advisable under prevailing market conditions, including free rent; and (v) the entry into a listing agreement for the space with a licensed real estate broker, and the good faith review of any leasing proposals received in relation to the Premises, shall be deemed to constitute commercially reasonable efforts to relet the Premises for all purposes of this Lease.

21.2.4 Upon any termination of this Lease after a Default, and in addition to any other rights to monetary compensation provided for in this Lease or under applicable law, Landlord shall have the right to recover from Tenant as damages:

(a) Rent Damages. In respect of Rent due under this Lease, Landlord may recover “Indemnity Payments,” as defined below, from Tenant. The term “Indemnity Payments” shall mean an amount equal to the Rent provided for in this Lease which would have become due and owing thereunder from time to time during the unexpired Lease Term after the effective date of the termination, but for such termination, less the Rent, if any, actually collected by Landlord for such period and properly allocable to the Premises. If Landlord elects to pursue Indemnity Payments, Tenant shall, on demand, make Indemnity Payments monthly, and Landlord may sue for all Indemnity Payments at any time after they accrue, either monthly, or at less frequent intervals. Tenant further agrees that Landlord may bring suit for Indemnity Payments at or after the end of the Lease Term as originally contemplated under this Lease, and Tenant agrees that, in such event, Landlord’s cause of action to recover the Indemnity Payments shall be deemed to have accrued on the last day of the Lease Term as originally contemplated. In seeking any new tenant for the Premises, Landlord shall be entitled to grant any concessions it deems reasonably necessary. In no event shall Tenant be entitled to any excess of any rental obtained by reletting over and above the rental herein reserved. Tenant waives redemption or relief from forfeiture under any other present or future law, in the event Tenant is evicted or Landlord takes possession of the Premises by reason of any default of Tenant hereunder.

(b) Additional Damages. In addition to Rent damages as described in Section 21.2.4(a), above, Landlord shall also have the right to recover from Tenant any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform Tenant’s obligations under this Lease, or which, in the ordinary course of things, would be likely to result therefrom, including (1) any costs or expenses incurred by Landlord: (i) in retaking possession of the Premises; (ii) in maintaining, repairing, preserving, restoring, replacing, cleaning, altering or rehabilitating the Premises or a portion thereof, including such acts for reletting to a new tenant or tenants; and/or (iii) for leasing commissions and other expenses of reletting; and (b) such other amounts in addition to or in lieu of the foregoing (but without duplication of any of the foregoing) as may be permitted from time to time by the laws of the State in which the Premises are located; provided that to the extent any costs of reletting the Premises under any provision of this Section are incurred in connection with a lease transaction having a term in excess of the remaining Term of this Lease (excluding Renewal Terms not exercised by Tenant), all of the recoverable costs incurred in connection therewith shall be amortized on a straight-line basis over the term of such new lease, assuming equal monthly installments of principal and interest, at an interest rate equal to the Default Rate, and Tenant’s liability shall be limited to the amortized portion of the same (i.e., the monthly payments as so determined) falling within the Term hereof, less any amounts required to be offset against the same hereunder..

21.2.5 In the case of a Default in any obligations of Tenant hereunder other than the obligation to pay Rent, Landlord may, but shall not be obligated to, perform any such obligation of Tenant, and to recover from Tenant, as additional rent hereunder, the reasonable and actual costs incurred by Landlord in performing such obligation, which costs shall be payable within thirty (30) days after Landlord’s written demand thereof accompanied by reasonable substantiation thereof. Notwithstanding the foregoing, or any other notice and cure period set forth herein, Landlord may exercise its rights under this Section 21.2.6 without any prior notice or upon such shorter notice than otherwise required hereunder and as may be reasonable under the circumstances in the event of any one or more of the following circumstances is present: (i) there exists a reasonable risk of prosecution of Landlord unless such obligation is performed sooner than the stated cure period, (ii) there exists an imminent possibility of danger to the health or safety of the Landlord, the Tenant, Tenant’s invitees, or any other occupants of, or visitors to, the Building, unless such obligation is performed sooner than the stated cure period, and/or (iii) the Tenant has failed to obtain insurance required by this Lease, or such insurance has been canceled by the insurer without being timely replaced by Tenant, as required herein. All sums paid by Landlord and all penalties, interest and costs in connection therewith, shall be due and payable by Tenant together with interest thereon at the Default Rate, which shall be calculated from the date incurred by Landlord until the date of payment, and shall constitute additional rent under this Lease.

21.3 Waivers. Tenant, on its own behalf and on behalf of all persons claiming through or under Tenant, including all creditors, does hereby specifically waive and surrender any and all rights and privileges, so far as is permitted by law, which Tenant and all such persons might otherwise have under any present or future law (1) to the service of any notice to quit or of Landlord’s intention to re-enter or to institute legal proceedings, which notice may otherwise be required to be given, except the foregoing shall not waive any notices required under Section 21.1, above (if any); (2) to redeem re-enter or repossess the Premises after Tenant’s right of possession has been terminated by Landlord; (3) to restore the operation of this Lease, with respect to any dispossession of Tenant by judgment or warrant of any court or judge, or any re-entry by Landlord, or any expiration or termination of this Lease, whether such dispossession, re-entry, expiration or termination shall be by operation of law or pursuant to the provisions of this Lease, or (4) to the benefit of any law which exempts property from liability for debt or for distress for rent.

22. SUBORDINATION.

22.1 Subject to Section 22.2, below, this Lease (and the provisions hereof) and any extensions, renewals, replacements or modifications thereof are and shall at all times be subject and subordinate to the lien and provisions of (i) any ground lease or underlying lease now or hereafter in force against the Premises, and (ii) any mortgage, deed of trust and all other security documents now or hereafter securing payment of any indebtedness of Landlord with respect to the Premises, and to all advances made or hereafter to be made upon the security thereof and to any increases, renewals, modifications, substitutions, replacements, consolidations, restatements and extensions thereof, and/or amendments thereto. Although the foregoing subordination is self-effectuating, Tenant shall execute and return to Landlord any documentation requested by Landlord consistent with this Section 22 in order to confirm the foregoing subordination, within five (5) business days after Landlord’s written request. In the event (i) any proceedings are brought for foreclosure, (ii) the exercise of the power of sale under any mortgage or deed of trust encumbering the Premises, or (iii) of a termination of the lessee’s interest in any ground lease or underlying lease (or the reversion of such lessee’s interest) to the lessor thereunder, Tenant shall attorn to the purchaser at any such foreclosure, or to the grantee of a deed in lieu of foreclosure, or to lessor (or other party taking such reversionary interest) under such ground lease or underlying lease, and recognize such purchaser, grantee or lessor (as the case may be) (hereinafter referred to as a “Successor Landlord”) as the Landlord under this Lease, provided such Successor Landlord assumes, either expressly or by operation of law, the obligations of “Landlord” arising under this Lease after the date title to the Land and Building is transferred to such purchaser or grantee. Tenant agrees that no Successor Landlord shall be (i) bound by any payment of Rent for more than one (1) month in advance, (ii) bound by any amendment or modification of this Lease made without the consent of such Successor Landlord, (iii) liable for damages for any breach, act or omission of any prior landlord, (iv) bound to effect or pay for any construction for Tenant’s occupancy, (v) subject to any claim of offset or defenses that Tenant may have against any prior landlord and which have accrued prior to the date that such Successor Landlord takes legal title to the Land and the Building, or (vi) liable for the return of any security deposit, unless such security deposit has been physically received by such Successor Landlord. Any such Successor Landlord shall have the right, at any time, to subordinate to this Lease any instrument to which this Lease is otherwise subordinated by operation of this Section 22.

22.2 Notwithstanding the foregoing, the subordination of this Lease to any mortgage shall be conditioned upon the delivery to Tenant of a “Subordination, Non-Disturbance and Attornment Agreement” (“SNDA”) from the current mortgagee, and from any future mortgagee, of the Property on such form as may be required by such mortgagee, and which provides, inter alia, that so long as Tenant is not in default hereunder (beyond any applicable notice and cure period) and attorns to such mortgagee or any successor-in-title thereto in the event of a foreclosure or deed-in-lieu of foreclosure, Tenant’s rights under this Lease, including its right of possession of the Premises, shall not be disturbed.

23. SURRENDER OF POSSESSION.

Upon expiration of the Lease Term, and without requirement of any notice to quit or other notice to surrender possession, Tenant shall promptly and peacefully surrender the Premises to Landlord, broom clean and free of all of its furniture, movable fixtures and equipment and otherwise in as good condition as when received by Tenant from Landlord or as thereafter improved, reasonable use and wear and tear and damage by insured casualty excepted, all to the reasonable satisfaction of Landlord. All items of Tenant’s movable property, trade fixtures and personal property that are not removed from the Premises or the Building by Tenant at the termination of this Lease (or at any time when Landlord has the right of reentry due to a Tenant default) shall be deemed abandoned and become the exclusive property of Landlord, without further notice to or demand upon Tenant. Tenant’s obligations under this Section 23 shall survive the expiration or termination of this Lease.

24. NON-WAIVER.

Waiver by Landlord of any breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of such term, covenant, or condition(s), or any subsequent breach of the same or any other term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular rental so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such Rent. In addition, and without limitation, Landlord’s acceptance of interest or late charges hereunder shall not constitute a waiver of Tenant’s default with respect to any overdue amount nor estop Landlord from exercising any of the other rights and remedies granted hereunder arising out of Tenant’s non-payment.

25. HOLDOVER.

If Tenant shall hold over after the expiration of the Lease Term (hereinafter, an “unauthorized holdover”), Tenant shall be deemed to be a tenant at sufferance, which tenancy may be terminated immediately by Landlord as provided by applicable state law. During any such holdover tenancy, and in addition to (and not in lieu of ) any other damages that might be recoverable by Landlord under this Lease, Tenant shall pay to Landlord a per diem occupancy charge equal to one hundred twenty-five percent (125%) of (i) the stated monthly Base Rent for the last full month of the Lease Term then ending, calculated on a per diem basis, and (ii) the actual amount of additional rent which had otherwise been payable by Tenant for the last full month of the Lease Term then ending, calculated on a per diem basis. Such payments shall be made within five (5) days after Landlord’s demand. In the case of a holdover which has been consented to by Landlord, Tenant shall be deemed to be a month to month tenant upon all of the terms and provisions of this Lease, except the monthly Base Rent shall be as agreed by Landlord and Tenant with respect to such consented holdover.

26. CONDEMNATION.

26.1 Definitions. The terms “eminent domain,” “condemnation,” “taking,” and “taken,” and other similar terms used in this Section 26 shall mean and refer to the acquisition or taking of property (or any right, title or interest therein) by any governmental or quasi-governmental authority acting under power of condemnation or eminent domain, for public or quasi-public use, and shall include sales under threat of condemnation, private purchases in lieu of condemnation by any authority authorized to exercise the power of eminent domain, and contested as well as uncontested takings (as long as initiated by the applicable governmental or quasi-governmental authority). Any temporary taking for a period in excess of twelve (12) consecutive months shall be deemed to be a permanent taking within the meaning of this Section 26.

26.2 Taking. If the whole of the Premises is temporarily taken for a period in excess of sixty (60) days, or is permanently taken, in either case by virtue of a Taking, this Lease shall automatically terminate as of the date (the “Vesting Date”) that title vests in the condemning authority, and Tenant shall pay all Rent due under this Lease up to the Vesting Date. If twenty percent (20%) or more of the Premises is permanently taken by virtue of a Taking, then Landlord and Tenant shall each have the right (to be exercised by written notice to the other within sixty (60) days after receipt of notice of said taking) to terminate this Lease effective upon the Vesting Date. If neither party elects to terminate this Lease, as aforesaid, then Landlord shall diligently, and within a reasonable time, after the Vesting Date, repair and restore, at Landlord’s expense, the portion not taken so as to render same into an architectural whole to the extent reasonably practicable, and, if any portion of the Premises is taken, then after the Vesting Date, the Base Rent (and Tenant’s Share) shall be reduced (on a per square foot basis) in proportion to the portion of the Premises so taken. If there is a temporary Taking involving the Premises or Building, or if less than twenty percent (20%) of the Premises is permanently taken by a Taking, then this Lease shall not terminate, and Landlord shall, as soon as reasonably practicable thereafter, repair and restore, at its own expense, the portion not taken so as to render same into an architectural whole to the fullest extent reasonably practicable. If any portion of the Premises was temporarily taken, then the Base Rent (and Tenant’s Share) shall be reduced (on a per square foot basis) in proportion to the portion of the Premises taken, but only for the period of such temporary taking, that is, from the date upon which Tenant is deprived of the use of such portion of the Premises until the date Tenant is restored to the use of such portion of the Premises.

26.3 Award. Landlord reserves all rights to damages to the Premises or the Building, or arising out of the loss of any leasehold interest in the Building or the Premises created hereby, arising in connection with any partial or entire taking by eminent domain or condemnation. Tenant hereby assigns to Landlord any right Tenant may have to such damages or award, and Tenant shall make no claim against Landlord or the condemning authority for damages for termination of Tenant’s leasehold interest as a result of such taking, provided Tenant may make a claim for moving expenses, interference with business and other similar direct damages, either in a separate action, or in the same action as Landlord (if only a single action is permitted by law).

27. NOTICES.

All notices and demands which may be required or permitted to be given to either party hereunder shall be in writing, and shall be delivered personally or sent by United States certified mail, postage prepaid, return receipt requested, or by Federal Express or other reputable overnight carrier, to the addresses set out in Section 1.7, and to such other person or place as each party may from time to time designate in a notice to the other. Notice shall be deemed given upon the earlier of actual receipt or refusal of delivery.

28. [INTENTIONALLY DELETED]

29. COSTS AND ATTORNEYS’ FEES.

In any litigation or arbitration between the parties arising out of this Lease, the non-prevailing party shall pay to the prevailing party all reasonable expenses, arbitration, and/or court costs, including attorneys’ fees incurred by the prevailing party, in preparation for and (if applicable) during any such arbitration, at trial, and/or on appeal. Such attorneys’ fees and costs shall be payable upon demand.

30. BROKERS.

Tenant represents and warrants to Landlord that neither it nor its officers or agents, nor anyone acting on its behalf, has dealt with any real estate broker other than DTZ Americas, Inc. (“Broker”) in the negotiating or making of this Lease, and Tenant agrees to indemnify and hold Landlord, its agents, employees, partners, directors, shareholders and independent contractors harmless from all liabilities, costs, demands, judgments, settlements, claims and losses, including reasonable attorney’s fees and costs, incurred by Landlord in conjunction with any such claim or claims of any broker or brokers other than Broker claiming to have interested Tenant in the Building or the Premises or claiming to have caused Tenant to enter into this Lease.

31. LANDLORD’S LIABILITY AND DEFAULT.

31.1 No Personal Liability. Anything in this Lease to the contrary notwithstanding, neither Landlord, nor any partner, shareholder, member, officer or representative of Landlord, shall have any personal liability to Tenant or any other party under this Lease, and Tenant shall look solely to Landlord’s interest in the Premises and Building, as the same may be encumbered from time to time, and not to any other or separate business or non-business assets of Landlord, or any partner, shareholder, member, officer or representative of Landlord, for the satisfaction of any claim brought by Tenant against Landlord; and if Landlord shall fail to perform any covenant, term or condition of this Lease upon Landlord’s part to be performed, and as a consequence of such default Tenant shall recover a money judgment against Landlord, such judgment shall be satisfied only (i) out of the proceeds of sale received upon levy against the right, title and interest of Landlord in the Building, and/or (ii) to the extent not encumbered by a secured creditor, out of the rents or other incomes receivable by Landlord from the property of which the Premises are a part.

31.2 Notice and Cure. In no event shall Landlord be in default of this Lease unless Tenant notifies Landlord of the precise nature of the alleged breach by Landlord, and Landlord fails to cure such breach within fifteen (15) days after the date of Landlord’s receipt of such notice (or such longer period as may be set forth herein); provided that (i) if the alleged breach is of such a nature that it cannot reasonably be cured within such fifteen (15) day period, then Landlord shall not be in default if Landlord commences a cure within such fifteen (15) day period and diligently thereafter prosecutes such cure to completion, and (ii) in the event of an Emergency, such grace or cure period may be shortened as reasonably necessary given the scope and nature of the Emergency, provided that such shortened grace or cure period shall only apply to permit the exercise of Tenant’s self-help rights under Section 31.4, below.

31.3 Rights and Remedies - Generally. In the event of a default by Landlord after expiration of applicable cure periods, Tenant shall be entitled to pursue all rights and remedies available at law or in equity except as limited by this Lease, and in all events excluding consequential damages. In no event shall Tenant have any right to terminate this Lease by virtue of any uncured default by Landlord, except under circumstances which amount to a constructive eviction under applicable principles of the law of the state within which the Premises is located (and with respect to which Tenant satisfies the requirements for a constructive eviction claim under applicable law). Tenant shall use commercially reasonable efforts to mitigate its damages in the event of any default by Landlord hereunder.

32. ESTOPPEL CERTIFICATES.

Tenant shall, from time to time, within ten (10) days of Landlord’s written request, execute, acknowledge and deliver to Landlord or its designee a written statement, certified to Landlord and any other party Landlord may designate (such as a lender or prospective purchaser), in substantially the form of Exhibit D attached hereto and made a part hereof. If Tenant fails to respond within ten (10) days after receipt by Tenant of a written request by Landlord as herein provided, Tenant shall be deemed to have given such certificate as above provided without modification and shall be deemed to have admitted the accuracy of any information supplied by Landlord to a prospective purchaser or mortgagee.

33. FINANCIAL STATEMENTS. Deleted.

34. TRANSFER OF LANDLORD’S INTEREST.

In the event of any transfer(s) of Landlord’s interest in the Premises or the Building, other than a transfer for security purposes only, the transferor shall be automatically relieved of any and all obligations and liabilities on the part of Landlord accruing from and after the date of such transfer, to the extent such obligations are assumed by the transferee either expressly or by operation of law, and Tenant agrees to attorn to the transferee as Landlord hereunder.

35. EXTENSION OPTIONS.

35.1 Generally. Tenant is hereby granted two (2) extension options (the “Extension Options”) to extend the Term for sixty (60) months each, provided that both at the time of the exercise of each Extension Option and at the time of commencement of each Extension Term, (i) this Lease is in full force and effect, and (ii) no uncured default of Tenant exists under this Lease as to which a notice of default has been sent to Tenant. The first Extension Term shall commence at the expiration of the initial Term and each subsequent Extension Term (if any) shall commence at the expiration of the immediately prior Extension Term. Tenant shall exercise the Extension Option by delivering notice of such election (the “Extension Notice”) to Landlord not less than six (6) months or more than twelve (12) months prior to the expiration of the initial Term or Extension Term then ending. If Landlord does not receive the Extension Notice prior to the expiration of such time period (time being of the essence), then such Extension Option shall become null and void and of no further force or effect.

35.2 Terms. If Tenant exercises its Extension Option in accordance with this Section 35, Tenant’s lease of the Premises during the Extension Term shall be upon the same terms and conditions of this Lease except that (a) the Base Rent during the Extension Term shall be as agreed upon by Landlord and Tenant or, if Landlord and Tenant are unable to reach agreement within the twenty (20) day period following Landlord’s receipt of the Extension Notice (the “Extension Rent Negotiation Period”) during which Landlord and Tenant agree to negotiate the Base Rent payable for the Extension Term in good faith), then the Base Rent for the Extension Term shall be an annual base rental rate equal the annual fair market rental rate and annual escalation rate (collectively, “FMR”) for lease extensions of space in its “as-is” condition comparable to the Premises in the Hauppauge area for the Extension Term, as determined by the three appraiser method set forth in Section 35.3 of this Lease; and (b) Tenant shall have no option to extend the Term beyond the expiration of the final Extension Term provided for above. The Premises shall be delivered in their then “as-is” condition at the time the Extension Term commences.

35.3 Three Appraiser Method.

A. Landlord and Tenant shall each appoint one arbitrator who, by profession, shall be an M.A.I. real estate appraiser, and who shall have been active over the five (5) year period ending on the date of the Extension Notice in the appraisal of office properties in the Hauppauge area. Each such arbitrator shall be appointed within thirty (30) days after the expiration of the Extension Rent Negotiation Period.

B. The two arbitrators so appointed shall, within ten (10) days of the date of the appointment of the last appointed arbitrator, agree upon and appoint a third arbitrator who shall be qualified based upon the same criteria set forth above for the qualification of the initial two arbitrators.

C. The three arbitrators shall, within ten (10) days of the appointment of the third arbitrator, reach a decision regarding the FMR and notify Landlord and Tenant thereof.

D. The decision of the majority of the three arbitrators shall be binding upon Landlord and Tenant. Failure of a majority of said arbitrators to reach agreement shall result in the FMR being designated by averaging the appraisals of the three arbitrators, ignoring for the purposes of such averaging the high and/or low appraisal which is more than ten percent (10%) in excess of or less than the middle appraisal.

E. If either Landlord or Tenant fails to appoint an arbitrator within the time period specified above, the arbitrator appointed by one of them shall reach a decision and notify both parties thereof, and such arbitrator’s decision shall be binding upon Landlord and Tenant.

F. The cost of arbitration shall be paid by Landlord and Tenant equally.

The term “comparable space” as used herein for the purpose of determining “market rates” shall mean mid-rise office buildings located in the Hauppauge area.

36. SECURITY.

Subject to Tenant’s rights with respect to Secured Areas, as set forth hereinabove, Tenant hereby agrees to the exercise by Landlord and its agents and employees, within their sole discretion, of such security measures as Landlord reasonably deems necessary for the Building. Tenant, at Tenant’s sole cost and expense, and subject to Landlord’s prior written approval, which shall not be unreasonably withheld, conditioned or delayed, may install a security system within the Premises for its own uses and purposes. Any such security system shall be installed in accordance with the provisions governing Alterations under this Lease and shall be appropriately integrated with the base building security system. Nothing contained in this Section 36 shall be construed or deemed to obligate Landlord to provide any particular form or amount of security with respect to the Premises or the Building or on behalf of Tenant or any other occupant of or visitor to the Premises or the Building.

37. AUTHORITY OF PARTIES.

Landlord and Tenant each represent and warrant to the other that it has been duly authorized to execute and deliver this Lease, and that this Lease is binding upon said party.

38. NO ACCORD OR SATISFACTION.

No payment by Tenant or receipt by Landlord of a lesser amount than the Rent and other sums due hereunder shall be deemed to be other than on account of the earliest rent or other sums due. In no event shall any endorsement or statement on any check or accompanying any check or payment be deemed an accord and satisfaction; and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or other sum and to pursue any other remedy provided in this Lease.

39. [INTENTIONALLY DELETED].

40. PARKING.

Tenant shall have the right to park in the Building parking facilities in common with other tenants of the Building upon such terms and conditions, and parking allocations, including the imposition of such reasonable parking charge, as may be established by Landlord from time to time during the term of this Lease. Tenant agrees not to overburden the parking facilities and agrees to cooperate with Landlord and other tenants in use of the parking facilities. For purposes of determining whether Tenant is overburdening the Building’s parking facilities, Tenant shall be deemed to have a parking allocation of 63 parking spaces. If, for any reason, the square footage of the Premises is increased or reduced during the Term, the foregoing parking allocation shall be proportionately modified. Subject to such allocation, Landlord reserves the right in its sole (but reasonable) discretion, to determine whether the parking facilities are becoming overburdened. Landlord shall have the absolute right to allocate and assign parking spaces among some or all of the tenants of the Building (and Tenant shall comply with any such parking assignments), provided Landlord shall only assign reserved parking spaces to other tenants or occupants only if Landlord, at the same time, assigns a proportionate number of reserved parking spaces for Tenant’s benefit in a location that is substantially as convenient to the Building entrance and Premises entrance as the other reserved parking spaces granted by Landlord for such other tenants or occupants.

41. RIGHT OF FIRST OFFER.

Landlord hereby grants to Tenant a right of first offer (the “Right of First Offer”) on any space in the Building that becomes available for lease (“Offered Space”). Landlord agrees to deliver to Tenant written notice informing Tenant that the Offered Space shall be available to Tenant at one hundred percent (100%) of FMR through the initial Term or Extension Term. Tenant and Landlord will have a thirty (30) day period after written notice to reach agreement on FMR, after which the rent shall be determined using the arbitration process outlined in 35.3 above. This right is available for Tenant provided that both at the time of the exercise of the Right of First Offer and the commencement of the Right of First Offer space, (i) this Lease is in full force and effect, and (ii) no uncured default of Tenant exists under this Lease as to which a notice of default has been sent to Tenant.

42. TERMINATION OPTIONS.

Tenant is hereby granted two (2) early termination options (the “Early Termination Options”) to terminate this Lease effective as of December 31, 2017 or December 31, 2018 (each date is referred to as a “Termination Date”) by (i) providing a minimum of six (6) months prior written notice of its election to exercise such termination and (ii) paying to Landlord on or before the Termination Date, a termination fee equal to unamortized tenant improvements and real estate commissions, in each case utilizing a seven percent (7%) amortization rate. Provided that Tenant gives timely notice and pays such amounts and that both at the time of the exercise of the Early Termination Option and as of the Termination Date, (i) this Lease is in full force and effect, and (ii) no uncured default of Tenant exists under this Lease as to which a notice of default has been sent to Tenant, this Lease shall terminate on the specified Termination Date. Tenant shall surrender the Premises on or before the Termination Date in the condition required by the Lease and thereafter neither Landlord nor Tenant shall have any further rights or obligations under the Lease except for those which survive the termination of the Lease as stated therein.

43. GENERAL PROVISIONS.

43.1 Acceptance. This Lease shall only become effective and binding upon full execution hereof by Landlord and Tenant, and delivery of a signed copy to Tenant.

43.2 Joint Obligation. If there shall be more than person or entity which constitute the “Tenant” hereunder, the obligations of Tenant hereunder shall be joint and several for all such persons and entities.

43.3 Marginal Headings, Etc. The marginal headings, Table of Contents, lease summary sheet and titles to the sections of this Lease are not a part of the Lease and shall have no effect upon the construction or interpretation of any part hereof.

43.4 Choice of Law. This Lease shall be governed by and construed in accordance with the laws of the State in which the Premises is located (without regard to the choice of law and/or conflict of law principles applicable in such State).

43.5 Successors and Assigns. The covenants and conditions herein contained, subject to the provisions as to Transfer, inure to and bind the heirs, successors, executors, administrators and assigns of the parties hereto.

43.6 Recordation. Except to the extent otherwise required by law, neither Landlord nor Tenant shall record this Lease, but a short-form memorandum hereof may be recorded at the request of Landlord.

43.7 Quiet Possession. Upon Tenant’s paying the Rent reserved hereunder and observing and performing all of Tenant’s other obligations hereunder, Tenant shall have quiet possession of the Premises for the Lease Term hereof, free from any disturbance or molestation by Landlord, or anyone claiming by, through or under Landlord, but in all events subject to all the provisions of this Lease.

43.8 Inability to Perform; Force Majeure; Tenant Delay. Notwithstanding any provision of this Lease to the contrary, this Lease and the obligations of the parties hereunder shall not be affected or impaired because the other party is unable to fulfill any of its obligations hereunder (or is delayed in doing so) to the extent such inability or delay is caused by reason of war, civil unrest, strike, labor troubles, unusually inclement weather, governmental delays, delays in adjusting any insurance claim, delays in settling or obtaining any condemnation award, delays in securing disbursement of insurance or condemnation proceeds from Landlord’s lender (or any trustee holding such proceeds on such lender’s behalf), inability to procure services or materials despite reasonable efforts, third party delays, fire or other casualty, acts of God, or any other cause(s) beyond the reasonable control of such party (which causes are referred to collectively herein as “Force Majeure”), provided (i) in no event shall any monetary obligations, including without limitation the Tenant’s obligation to pay Rent, be extended due to Force Majeure, and (ii) in no event shall financial inability constitute a cause beyond the reasonable control of a party. Except as limited by clauses (i) and (ii), the time period for the performance of a non-monetary obligation shall be extended one (1) day for each day of delay suffered by such party as a result of the occurrence of any Force Majeure.

43.9 Partial Invalidity. Any provision of this Lease which shall prove to be invalid, void, or illegal shall in no way affect, impair or invalidate any other provision hereof and such other provision(s) shall remain in full force and effect.

43.10 Entire Agreement. This Lease contains the entire agreement of the parties hereto and supersedes all other agreements or understandings between them, whether oral or otherwise, and all such other agreements are hereby merged herein.

43.11 Survival. All indemnities set forth in this Lease shall survive the expiration or earlier termination of this Lease.

43.12 Consents. If any action, inaction, activity or other right or obligation of Tenant is subject under this Lease to the prior consent or approval of Landlord, such approval may be granted or denied in Landlord’s sole and absolute discretion, unless the provision in question states that Landlord’s consent or approval “shall not be unreasonably withheld,” in which event Landlord’s consent or approval shall be subject to Landlord’s sole, but reasonable, discretion.

43.13 Saving Clause. In the event (but solely to the extent) the limitations on Landlord’s liability set forth in this Lease would be held to be unenforceable or void in the absence of a modification holding the Landlord liable to Tenant or to another person for injury, loss, damage or liability arising from Landlord’s omission, fault, negligence or other misconduct on or about the Premises, or other areas of the Building appurtenant thereto or used in connection therewith and not under Tenant’s exclusive control, then such provision shall be deemed modified as and to the extent (but solely to the extent) necessary to render such provision enforceable under applicable law. The foregoing shall not affect the application of Section 31.1 of this Lease to limit the assets available for execution of any claim against Landlord.

43.14 Reservation. Nothing herein set forth shall be deemed or construed to restrict Landlord from making any modifications to, or to reconfigure, any of the parking and/or common areas serving the Building and/or the Premises as of the date of execution hereof, and Landlord expressly reserves the right to make any modifications or reconfigurations to such areas as Landlord may deem appropriate, including but not limited to, the addition or deletion of temporary and/or permanent improvements therein, and/or the conversion of areas now dedicated for the non-exclusive common use of tenants (including Tenant) to the exclusive use of one (1) or more tenants or licensees within the Building.

43.15 Keys. All suite keys and security key cards shall be obtained by Tenant from Landlord, and the reasonable cost of providing suite keys or security keys shall be reimbursed by Tenant to Landlord upon demand.

43.16 Certain Terminology. For all purposes of this Lease: (A) the terms “including,” “includes” and terms of like import shall be interpreted to mean “including, but not limited to” and/or “includes, without limitation.”; (B) the terms “herein”, “hereunder”, “hereinbelow”, “above” and/or “below”, and any terms of like import, shall be interpreted to mean this Lease as a whole, and not merely the Section, paragraph or subparagraph within which such term is set forth; (C) where Tenant is agreeing to assume responsibility for certain conduct, actions and/or omissions of “Tenant,” the term “Tenant” shall be construed to mean Tenant, and Tenant’s agents, employees, contractors, subcontractors, assignees, sublessees, licensees and, while within the Premises, invitees and business visitors; and (D) the term “Emergency” shall mean and refer to any situation or circumstance where there is an immediate or imminent risk of injury or death to persons or damage to property unless immediate action is taken to address such situation or circumstances, as determined by the party invoking such term in good faith.

43.17 Further Assurances. Tenant agrees that it shall give such further assurances, execute and deliver such further instruments and confirmatory documents, and do such further acts and things, as may be reasonably required to carry out the intent and purposes of this Lease.

44. [INTENTIALLY DELETED].

45. EXHIBITS.

The following Exhibits are attached hereto and made a part of this Lease:

EXHIBIT A	Location and Dimensions of Premises
EXHIBIT B	Construction Exhibit
EXHIBIT C	Rules and Regulations
EXHIBIT D	Form Estoppel Certificate

[Signatures commence on the following page.]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease, in quadruplicate, as of the day and year first above written.

LANDLORD:
4C Realty LLC, a New York Limited Liability Company

By:	/s/ Christopher Cagnazzi (Seal)
Name/Title: Christopher Cagnazzi, Managing Partner
TENANT:
Presidio Networked Solutions, Inc., a Delaware corporation

By:	/s/ Paul D. Fletcher (Seal)
Name: Paul D. Fletcher
Title: CFO and EVP

EXHIBIT A

Location and Dimensions of Premises

EXHIBIT B

Construction Exhibit

1.	The Premises are currently being occupied by Tenant pursuant to a prior lease agreement, and shall be delivered to Tenant as of the date of execution of this Lease in its current “as-is, where-is” condition.

2.	Landlord shall provide to tenant an improvement allowance equal to $15.00 per RSF ($242,250.00) which tenant may use to improve the Premises. For purposes of this proposal, please provide a tenant improvement allowance subject to the following:

•	Tenant will coordinate and manage any Tenant design and buildout.

•	Tenant may select, at their discretion, all vendors including architects, engineers, consultants, contractors and subcontractors for Tenant’s work.

•	The Tenant allowance is intended to cover all hard and soft costs associated with Tenant’s work, including but not limited to construction, architecture and consultant fees, moving, voice and cabling costs, etc.

•	There will be no Landlord specified subcontractors, unless the additional cost, if any, of such subcontractors is borne by the Landlord.

•	There shall be no Landlord supervision or administrative fee.

•	Landlord shall provide the allowance to Tenant after Tenant submits paid invoices for work completed or Tenant may submit an approved invoice from a vendor with a request to pay the vendor directly.

•	The allowance may be used at any time during the term of the lease. Tenant shall have the right to offset from any Base Rent due Landlord for any portion of the tenant improvement allowance that landlord fails to pay after sixty (60) day from any submittal of any valid Tenant request for payment.

EXHIBIT C

Rules and Regulations

1. No part or the whole of the sidewalks, entrances, passages, stairways, corridors or halls of the building or the real property shall be obstructed or encumbered by any tenant or used for any purpose other than ingress and egress to and from the space demised to such tenant.

2. No awnings or other projections shall be attached to the outside walls or windows of the Building. No curtains, blinds, shades, or screens shall be attached to or hung in, or used in connection with, any window or door of the space demised to any tenant other than those specified or supplied by Landlord, removal of same at any time will be prohibited.

3. No sign, advertisement, object, notice or other lettering shall be exhibited, inscribed, painted, or affixed on any part of the outside or inside of Tenant’s Premises, so as to be visible from the exterior, without prior written consent of Landlord, which shall not be unreasonably withheld, conditioned or delayed.

4. The water and wash closets and other plumbing fixtures shall not be used for any purposes other than those for which they were constructed, and no sweepings, rubbish, rags, or other substances (including, without limitation, coffee grounds) shall be thrown therein. All repairs necessitated by damage resulting from any misuse of the plumbing fixtures shall be borne by the Tenant.

5. No tenant, nor any of its agents, employees, visitors, licensees, contractors, or suppliers shall at any time bring or keep upon the Premises any flammable, combustible, highly toxic, corrosive or explosive fluid, chemical or substance except to the extent expressly permitted by law and./or the Lease, and then only with the prior written consent of Landlord.

6. No cooking shall be done or permitted by Tenant in the Premises, without the prior written consent of Landlord, provided, however, that the heating, refrigeration and preparing of beverages and light snacks for employees shall be permitted if there are appropriate facilities and equipment (such as toaster ovens, microwave ovens, coffee machines and the like) for such purposes. Tenant shall not cause to permit any unusual or objectionable odors to be produced upon or emanate from the Premises.

7. Neither the whole nor any part of the space demised to any tenant shall be used or for the sale at auction, or otherwise, of merchandise, goods, or property, without prior written approval from the Landlord.

8. No tenant shall make or permit to be made, any unseemly or disturbing noises or disturb or interfere with other tenants or occupants of the Building or neighboring buildings or premises.

9. No tenant shall place any additional locks upon any door within or to the Premises or elsewhere on the Property, without (i) the prior written consent of the Landlord, which shall not be unreasonably withheld, conditioned or delayed, and (ii) providing a set of keys for any such approved locks to Landlord (except as to Secured Areas, if any).

10. All moving of safes, freight, furniture or bulky matter of any description to and from the Premises, shall only take place within the confines of specified passageways and/or loading docks. There shall not be used in any space, or in the public walkways of the Building, either by the Tenant or by jobbers or others, in the delivery or receipt of merchandise, and hand trucks, except those equipped with rubber tires.

11. No tenant shall use or occupy or permit any portion of the space demised to such tenant to be used or occupied as an employment bureau or for the storage, manufacture or sale of liquor, narcotics or illegal drugs.

12. No space demised to any tenant shall be used, or permitted to be used, for lodging or sleeping or for any immoral or illegal purposes.

13. Special requirements of tenants will be attended to only upon application at the office of Landlord. Building employees shall not be required to perform, and shall not be requested by any tenant to perform, any work outside of their regular duties, unless under specific instructions from the office of Landlord or the Building management.

14. Canvassing, soliciting, and peddling in the Building is prohibited, and each tenant shall cooperate to prevent the same.

15. No animals of any kind shall be kept about the Building by any tenant.

16. No tenant shall install or permit or allow installation of a television, radio, or two-way radio antenna, or any other similar antenna, on the roof, in the windows or upon the exterior of the Premises or the Building, without the prior written consent of Landlord, which shall not be unreasonably withheld, conditioned or delayed.

17. Landlord shall in no event be responsible for admitting or excluding any person from the Premises. In case of invasion, hostile attack, insurrection, mob violence riot, public excitement or other commotion, explosion, fire or any casualty, the Landlord shall have the right to bar or limit access to the Building or the Premises to protect the safety of the occupants or the property within the Building.

18. Business machines, mechanical equipment and light manufacturing machines belonging to Tenant which cause noise or vibration that may be transmitted to the structure of the Building or to any space therein to such a degree to be objectionable to Landlord or to any tenant in the Building shall be installed and maintained by Tenant, at Tenant’s expense, on vibration eliminators or other devices sufficient to eliminate such noise and vibration

19. Tenant shall promptly notify the Building management of any serious breakage, or fire or disorder, which comes to its attention in its Premises or any of the common areas of the Building.

20. Tenant shall apply, at Tenant’s costs, such reasonable pest extermination measures as Tenant deems reasonably necessary, unless caused by Landlord or other Tenants.

21. Tenant shall not burn any trash or garbage of any kind in or about the Premises.

22. Tenant shall not permit the use or placement of door mats or the like on the exterior of any entrance door to the Premises.

23. For purposes of these Rules and Regulations, the “Building management” shall mean the duly designated representative of Landlord to manage the Building.

EXHIBIT D

Form Estoppel Certificate

TENANT’S ESTOPPEL CERTIFICATE

PROPERTY:
LEASED PREMISES:
LANDLORD:
LEASE DATED:	(“Lease”)

The undersigned tenant (“Tenant”), in recognition that                      (together with its successors and assigns, [“Purchaser”)] [ “Lender”)] [intends to purchase] [is providing financing for] the Property, hereby certifies to Landlord and [Purchaser] [Lender] that:

1. The Lease is dated                      and has not been amended except as follows: [List the dates of any amendments or modifications of the Lease.] A true and accurate copy of the Lease (and all amendments thereto) is attached hereto. Except as disclosed in Paragraph 2, below, the Lease has not been assigned, modified, supplemented or amended in any way. The Lease constitutes the entire agreement between the parties and there are no other agreements or understandings between Landlord and Tenant concerning the Premises. The undersigned does not have (a) any option or preferential right to (i) purchase all or any part of the Premises or the building of which the Premises are a part, (ii) lease additional space within the Building, (iii) cancel or terminate the Lease prior to the scheduled expiration date except for rights of termination arising under the casualty and condemnation provisions of the Lease, to the extent applicable, or (iv) surrender space back to Landlord, [except as follows:                     ] or (b) any right, title or interest with respect to the Premises or such building other than as Lessee under the Lease.

2. Tenant has not assigned its rights under the Lease or sublet any portion of the leased premises [except as follows:                    ].

3. Tenant has accepted possession of the Premises pursuant to the Lease. All improvements required by the terms of the Lease to be made by Landlord have been completed to the satisfaction of Tenant [except as follows:                    ], and Landlord has fulfilled all of its duties under the Lease with respect to construction of the Premises, including the funding of any tenant improvement allowance obligations thereunder.

4. The Commencement Date of the Lease is                     . The Lease Expiration Date, excluding any unexercised renewals and extensions, is                     .

4. The Lease is valid and in full force and effect, and to the best of Tenant’s knowledge, neither Landlord nor Tenant is in default thereunder. Tenant has no defense, setoff or counterclaim against Landlord arising out of the Lease or against the payment of rent or other charges under the Lease or in any way relating thereto, or arising out of any other transaction between Tenant and Landlord, and, to the best of Tenant’s knowledge, no event has occurred and no condition exists, which with the giving of notice or the passage of time, or both, will constitute a default under the Lease. Tenant is current in the payment of any taxes, utilities, common area maintenance or other charges to be paid by Tenant.

5. There are no actions, whether voluntary or involuntary, pending against Tenant under any insolvency, bankruptcy or other debtor relief laws of the United States of America or of the State of                     .

6. The Monthly Base Rent presently payable under the Lease is $            . Landlord is holding a Security Deposit in an amount equal to $            .

7. No rent or other sum payable under the Lease has been paid more than one month in advance. Tenant is not entitled to any credit against any rent or other charges under the Lease, or any other rent concession under the Lease, including without limitation any such remaining credit (i.e., not previously applied against rent prior to the date hereof), whether arising from any unused tenant improvement allowance or otherwise, except as follows (if applicable, explain basis for credit and amount of remaining credit):

.

8. [IF GIVEN TO A LENDER: Tenant acknowledges that: the Lease will be assigned to [LENDER’S NAME] as lender, and Tenant has received no notice of a prior assignment, hypothecation or pledge of the Lease or the rents;]

9. [IF GIVEN TO A LENDER: All notices and other communications from Tenant to Lender shall be in writing and shall be delivered or mailed by registered mail, postage paid, return receipt requested, addressed to:

[INSERT LENDER NAME AND NOTICE ADDRESS]

or at such other address as Lender or its successors, assigns or transferees shall furnish to Tenant in writing.]

Date:             , 20

Tenant:

By:
Name:
Title:

By:
Name:
Title: